ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (this “Addendum”) is entered into effective as of January 1, 2015, by and between Stewart Information Services Corp. (the “Company”), and Jason Nadeau (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is currently employed with the Company and previously entered into an Employment Agreement with the Company dated as of January 1, 2012 (the “Agreement”); and

WHEREAS, the Executive and the Company have agreed to amend the Agreement to provide for a change in the definition of terms and conditions regarding the Executive’s entitlement of certain payments, including annual salary, severance payments, Long Term Incentive Plan and Short Term Incentive Plan, as such terms are specified and defined in the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Addendum and other good and valuable consideration, the Executive and the Company, intending to be legally bound, hereby agree as follows:

1. Section 2.2.1 Amendment.  The Executive and the Company hereby amend the Agreement by deleting Section 2.2.1 in its entirety and replacing it with the following:

2.2.1           Short Term Incentives.  The Executive shall be eligible to receive an annual short term incentive cash payment, the incentive plan to be determined by the Board in its sole discretion.  The terms of the short term incentive plan (“STI Plan”) are set out in Exhibit A hereto, which is incorporated herein for all purposes.  The terms and conditions of the STI Plan are subject to change from year to year.  The payment made pursuant to this Section 2.2.1 shall be paid to the Executive in the succeeding year for which it is earned and shall be paid by March 31 of such year.  The Executive must be actually employed on the date that any short term incentive plan payment is made in order to be eligible and entitled to any such short term incentive plan payment, except as otherwise set forth in this Agreement.

2. Section 2.2.2 Amendment.  The Executive and the Company hereby amend the Agreement by deleting Section 2.2.2 in its entirety and replacing it with the following:

2.2.2  Long Term Incentives.  The Executive shall be eligible to participate in the Company’s Long Term Incentive Plan (“LTI Plan”), as such plan shall be in effect and amended and/or superseded from time to time.  The Company reserves the right to terminate the LTI Plan in its sole discretion in accordance with the terms of the LTI Plan, and the terms and conditions of the Plan are subject to change from year to year.  The terms of the LTI Plan are set out in Exhibit B hereto, which is incorporated herein for all purposes.  The Executive must be actually employed on the date that any long term incentive plan payment is made in order to be eligible and entitled to any such long term incentive plan payment.

3. Section 4.5.1(B) Amendment.  The Executive and the Company hereby amend the Agreement by deleting Section 4.5.1(B) in its entirety and replacing it with the following:

(B)           An amount equal to:

(1)           In the event such termination occurs at any time other than a Change of Control Period, twelve (12) of the Executive’s then current salary, payable in semi-monthly installments, beginning on the sixtieth day after the Date of Termination; severance payment shall be made in accordance with the Company’s payroll practices (with a lump sum payment due to the Executive of any remaining severance amounts containing the complete remainder of all severance due to the Executive within thirty days of the end of the Restricted Period); or

(2)           In the event such termination occurs during or at the end of a Change of Control Period, twenty-four (24) months of the Executive’s then current salary, payable in semi-monthly installments, beginning on the sixtieth day after the Date of Termination; severance payment shall be made in accordance with the Company’s payroll practices (with a lump sum payment due to the Executive of any remaining severance amounts containing the complete remainder of all severance due to the Executive within thirty days of the end of the Restricted Period).

4. Section 4.8 Amendment.  The Executive and the Company hereby amend the Agreement by adding the following to the end of Section 4.8:

For purposes hereof, (A) “Change of Control Effective Date” shall mean the first date during the Term on which a Change of Control of the Company occurs; provided that, anything in this Agreement to the contrary notwithstanding, if a Change of Control of the Company occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control of the Company occurs, and if it is demonstrated by the Executive that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control of the Company or (2) otherwise arose in connection with or anticipation of a Change of Control of the Company, then for all purposes of this Agreement the “Change of Control Effective Date” shall mean the date immediately prior to the date of such termination of employment; and (B) “Change of Control Period” shall mean the greater of (i) the period commencing on the Change of Control Effective Date and ending on the Date of Termination in effect on the Change of Control Effective Date, and (ii) the period commencing on the Change of Control Effective Date and ending on the second anniversary of the Change of Control Effective Date.

5. Term of Addendum.  The Company and the Executive agree that the term of this Addendum shall commence on January 1, 2015.

6. Entire Addendum.  This Addendum contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7. Waivers and Amendments.  This Addendum may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8. Governing Law.  This Addendum shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof).

9. Assignment.  This Addendum, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates.

10. Counterparts.  This Addendum may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. Headings.  The headings in this Addendum are for reference purposes only and shall not in any way affect the meaning or interpretation of this Addendum.

12. No Presumption Against Interest.  This Addendum has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly here from shall be construed against any party as being drafted by said party.

13. Binding Agreement.  This Addendum shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and the Executive and the Executive’s legal representatives.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first above written.

EXECUTIVE

/s/ Jason R. Nadeau
Name:  Jason Nadeau
Title:    Group President, Mortgage and Title Services

Date:   4/6/15

COMPANY

Stewart Information Services Corp.

By:  /s/ Matthew M. Morris
Name:  Matthew W. Morris
Title:    Chief Executive Officer

Date:   4/6/15

EXHIBIT A
ANNUAL SHORT TERM INCENTIVE PLAN
(“STI PLAN”)

Executive shall be eligible to participate in the Company’s Annual Bonus Payment Program, also known as the Short Term Incentive Plan (“STI Plan”).  The STI Plan shall be determined by the Board of Directors (“Board”), in its sole discretion. Payout amount will be determined by the attainment towards metrics which are both specific to your position as well as reflective of corporate performance.

As part of its analysis, the Board will consider the following targets in determining the amount of the Short Term Incentive (“STI”) payment to the Executive:

STI will be delivered as a cash bonus, paid annually after the conclusion of the fiscal year, before the end of the first quarter of the succeeding year.  STI payout is expressed as a percentage of your base pay.

Threshold Annual STI payout is the equivalent of 50% of your target payout.

Target Annual STI payout is the equivalent of 100% of your target payout, which is 100% of your base pay.

Maximum Annual STI payout is the equivalent of 200% of your target payout.

Specific terms and calculations related to the Short Term Incentive Plan
The following sets forth the definition of specific terms and calculations related to the STI Plan.

Term/Calculation	Definition
Base Pay	This is the annual base salary.
Budget Attainment
Budget Attainment metric measures the variance between actual expenses and budget expenses for service center executives.  The variance is expressed as a percent variance.  The metric is calculated by taking the actual annual expenses minus the budgeted annual expenses.  The difference is then divided by the budgeted annual expenses.  Payout for this metric is based on variance percentage.

Company	The Company is Stewart Information Services Corporation and its subsidiaries.
Corporate	Corporate is the same as Company.
Corporate Performance	Corporate Performance is the set of metrics for the Company.
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
EBITDA metric is calculated by adding back interest expense, depreciation expense and amortization expense to pretax earnings. The source of data is the System of Record.  Payout for this metric is based on percent improvement.

Investment and Other Gains (Losses) – Net
Investment and Other Gains (Losses) – Net is a line item on the Company’s Consolidated Statement of Operations, Retained Earnings and Comprehensive Earnings that includes, but not limited to, realized earnings (losses) from the sale of various types of financial and non-financial instruments; sale of subsidiaries, equity basis investments, and cost-basis investments; impairment of equity and cost-basis investments; and other types of non-operating transactions.  The source of data is the System of Record.

Investment Income
Investment Income is a line item on the Company’s Consolidated Statement of Operations, Retained Earnings and Comprehensive Earnings that includes, but not limited to, interest income, dividends, royalties and certain rental income less any fees incurred from investments.  The source of data is the System of Record.

Maximum (Performance Level)	See Performance Level.
Maximum Target Payout
The Maximum Target Payout is the maximum annual cash bonus that can be earned and paid under the STI Plan.  It is calculated by multiplying the Target Payout by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Modified Average Shareholders’ Equity
Modified Average Shareholders’ Equity is calculated by subtracting cumulative other comprehensive income and noncontrolling interest from shareholders’ equity.  This calculation is done as of the beginning of the year and the end of the year.  The average is then calculated by adding the beginning of the year and ending of the year calculations and then dividing by two.

Modified Earnings Before Interest, Taxes, Depreciation and Amortization (Modified EBITDA Corporate Metric)
The Modified EBITDA metric is calculated by subtracting Investment and Other Gains (Losses) – Net as well as the effects of non-recurring, unusual and/or extraordinary items as determined by the Board of Directors of the Company from EBITDA.  The source of data is the System of Record.  Payout for this metric is based on percent attainment of targeted amount.

Modified Earnings Before Interest, Taxes, Depreciation and Amortization (Modified EBITDA Personal Metric Direct Operations)
The Modified EBITDA metric is calculated by subtracting Investment Income and Investment and Other Gains (Losses) – Net, as well as the effects of non-recurring, unusual and/or extraordinary items as determined by the Board of Directors of the Company from EBITDA for Direct Operations.  The source of data is the System of Record.

Modified Earnings Before Interest, Taxes, Depreciation and Amortization (Modified EBITDA Personal Metric International Operations)
The Modified EBITDA metric is calculated by subtracting Investment Income, Investment and Other Gains (Losses) – Net, Title Losses and Related Claims, Premium Taxes and other unique or unusual items including, but not limited to, certain claims exceeding $1.0 million as determined by the Board of Directors of the Company, from EBITDA.  The Modified EBITDA excludes Modified EBITDA reported by Stewart Title of Latin America and Stewart Title Guaranty de Mexico.  The source of data is the System of Record.

Modified Earnings Before Interest, Taxes, Depreciation and Amortization (Modified EBITDA Personal Metric Mortgage Services)
The Modified EBITDA metric is calculated by subtracting Investment Income and Investment and Other Gains (Losses) – Net, as well as the effects of non-recurring, unusual and/or extraordinary items as determined by the Board of Directors of the Company from EBITDA for Mortgage Services.  The source of data is the System of Record as aggregated and summarized in the Variable Compensation Detail Report.

Modified Earnings Before Interest, Taxes, Depreciation and Amortization Margin (Modified EBITDA Margin Personal Metric Direct Operations)
Modified Earnings Before Interest, Taxes, Depreciation and Amortization Margin metric is calculated by dividing Modified Earnings Before Interest, Taxes, Depreciation and Amortization (Modified EBITDA Direct Operations) by Modified Operating Revenues. The source of data is the System of Record.  Payout for this metric is based on ratio attainment.

Modified Earnings Before Interest, Taxes, Depreciation and Amortization Margin (Modified EBITDA Margin Personal Metric International Operations)
Modified Earnings Before Interest, Taxes, Depreciation and Amortization Margin metric is calculated by dividing Modified Earnings Before Interest, Taxes, Depreciation and Amortization (Modified EBITDA International Operations) by Modified Operating Revenues. The source of data is the System of Record.  Payout for this metric is based on ratio attainment.

Modified Earnings Before Interest, Taxes, Depreciation and Amortization Margin (Modified EBITDA Margin Personal Metric Mortgage Services)
Modified Earnings Before Interest, Taxes, Depreciation and Amortization Margin metric is calculated by dividing Modified Earnings Before Interest, Taxes, Depreciation and Amortization (Modified EBITDA Mortgage Services) by Modified Operating Revenues. The source of data is the System of Record as aggregated and summarized in the Variable Compensation Detail Report.  Payout for this metric is based on ratio attainment.

Modified Gross Revenues (Corporate Metric)
Modified Gross Revenues is calculated by subtracting Investment and Other Gains (Losses) – Net, as well as the effects of non-recurring, unusual and/or extraordinary items as determined by the Board of Directors of the Company from Total Revenues. Payout for this metric is based on percent improvement.

Modified Operating Revenues (Personal Metric)
Modified Operating Revenues Improvement is calculated by subtracting the effects of non-recurring, unusual and/or extraordinary items as determined by the Board of Directors of the Company from Operating Revenues. The Company’s portion of earnings from equity investees is included in the calculation.  Payout for this metric is based on percent improvement from the full fiscal year immediately following the effective date of this amendment compared to the fiscal year of this amendment.

Modified Pretax Profits (Corporate Metric)
Modified Pretax Profits is calculated by subtracting Investment and Other Gains (Losses) – Net, as well as removing the effects of non-recurring, unusual and/or extraordinary items as determined by the Board of Directors of the Company from pretax profits. The source of data is the System of Record.

Modified Pretax Margin (Corporate Metric)
The Modified Pretax Margin (Corporate Metric) is calculated by dividing Modified Pretax Profits (Corporate Metric) by Modified Gross Revenues (Corporate Metric). The source of data is the System of Record.  Payout for this metric is based on ratio attainment.

Modified Pretax Margin (Personal Metric)
The Modified Pretax Margin personal metric is calculated by dividing Modified Pretax Profits by Modified Operating Revenues. The source of data is the System of Record.  Payout for this metric is based on ratio attainment.

Modified Net Earnings Attributable to Company
Modified Net Earnings Attributable to Company is calculated by subtracting Investment Income and Investment and Other Gains (Losses) – Net, as well as the effects of non-recurring, unusual and/or extraordinary items as determined by the Board of Directors of the Company of the Company from Net Earnings Attributable to Company.  The source of data is the System of Record.

Modified Return on Equity (Modified ROE)
Modified Return on Equity metric is calculated by dividing Modified Net Earnings Attributable to Company by Modified Average Shareholders’ Equity.  The source of data is the System of Record.  Payout for this metric is based on ratio attainment.

Operating Revenues
Operating Revenues is calculated by deducting Investment Income and Investment and Other Gains (Losses) – Net from total gross revenues.  The Company’s portion of earnings from equity investees is included in the calculation.

Operating Revenues (Personal Metrics Agency Operations)
Operating Revenues is Line 20 Total Revenues from the Profit Center Statement (STG portion) and Line 20 Total Net Revenues from the Schedule A (STC portion). As a result, the System of Record is the PCSAPP and STATAPP.

Operating Revenues Local Currency (Personal Metric International Operations)	The source of data for local currency is from International Operations accounting and reporting systems.
Operational Performance	Operational Performance is the set of metrics for an executives’ area of management.
Performance Level	Performance Level represents the range of possible payout depending on performance driver for each metric. The payout range is defined as the Threshold, Target, and Maximum.
Pretax Profit (Corporate Metric)	Pretax Profit for the corporate metric is equivalent to earnings before taxes and noncontrolling interests as reported in the Form 10-K.

Pretax Profit (Personal Metric Agency Operations)
Pretax Profit for the personal metric is the pretax earnings reported on line 71 of the Profit Center Statements (STG portion) and Schedule A (STC portion). As a result, the System of Record is the PCSAPP and STATAPP.

Project Attainment
Project Attainment metric is specific goals established for an executive.  This metric is measured by determining how much of the annual goals were completed on a percentage basis.  Payout for this metric is based on completion percentage.

System of Record	Hyperion Financial Management (HFM) is the system of record for all financial data unless otherwise stated.
Target (Performance Level)	See Performance Level.
Target Payout
Target Payout is the annual cash bonus that can be earned and paid under the STI Plan.  Target Payout is calculated by multiplying Base Pay by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Threshold (Performance Level)	See Performance Level.
Total Revenues	Total Revenues is equivalent to total revenues as reported in the Form 10-K.
Variable Compensation Detail Report	This is a report generated from the variable compensation tracking tool and is used to calculate the variable compensation metrics.
Weighting	Weighting is a calculation that applies a percentage to each metric. The aggregation of the percentages is 100%.

EXHIBIT B

LONG TERM INCENTIVE PLAN
(“LTI”)

Executive shall be eligible to participate in the Company’s Long Term Incentive Plan (“LTI Plan”), as such plan shall be in effect and amended and/or superseded from time to time.

The actual value of the LTI Plan shall be determined by the Board of Directors (“Board”), in its sole discretion.  The Board shall consider the overall performance of the Company in awarding the any Long Term Incentive (“LTI”).  As part of its analysis, the Board will consider the following targets in determining the value of the LTI payable to the Executive:

Target LTI grant is the equivalent of 100% of your base pay.

LTI will be delivered as a Restricted Stock Award (RSA) or as a Performance Stock Award (PSA) (Total = 100% of LTI grant).

LTI will be granted annually.  It is 100% granted, but vests depending on the terms listed in this exhibit.

Dividend Equivalent Rights (“DER”):
In the event a dividend is paid to shareholders during the restriction period, the recipient will receive a cash payout as a DER at the time of vesting based on the number of shares from this restricted period which become vested due to meeting the performance and time restrictions.

Time-Vested Restricted Shares

Award Value:
•	One-third of the total targeted annual grant value will be provided in time-based RSA’s.
•	The grant value will be determined by calculating the total equity grant value [(2015 base salary x LTI target as % of 2015 base salary) then dividing by three].
•	Share count is based on the grant value divided by grant date closing stock price on 12/31/2014.
Vesting:
•	RSA’s will cliff vest three years from date of grant.
•	These shares are not subject to performance contingencies and will be earned by the recipient by continued employment through the vesting period.

Performance Shares -Total Shareholder Return (“TSR”)

Award Value:
•	The TSR-based performance shares will constitute one third of the overall long-term incentive grant value.
•	The target number of shares granted will be equal to the number of time-based restricted shares.
Vesting:
•
Vesting of performance shares occurs at the end of the three year performance period based on the achievement of pre-determined TSR percentile ranking in relation to the Russell 2000 Financial Services Index Companies (“Comparative Group”).

Performance Period:
•	The three year period which covers the grant date to the three year anniversary of the grant date.
Performance Metric:
•
The performance metrics associated with the Performance Shares will function on a relative TSR-based model provided on the following page.  Actual relative TSR performance will be measured at the end of the three-year period as compared to the Russell 2000 Financial Services Index.

Performance Range:
•
As set out in the table below, threshold and maximum opportunity to incentivize performance will be associated with varying levels of relative performance.  Targeted performance is achieved when SISCO TSR is at the 60th percentile of the comparative group.  Threshold performance is set at the 40th percentile.  In the event SISCO performance is below the 40th percentile, the associated payout is equal to zero.  Maximum payout is achieved when SISCO TSR performance is at the 100th percentile of the comparative group.

Performance Shares - Earnings per Share (“EPS”) Growth

Award Value:
•	The EPS-based performance shares will constitute one third of the overall long-term incentive grant value.
•	The target number of shares to grant will be equal to the number of time-based RSA’s
Vesting:
•	Vesting of EPS performance shares occurs at the end of the three-year performance period based on achievement of pre-determined EPS targets.
Performance Period:
•	The three year period which covers the grant date to the three year anniversary of the grant date.
Performance Metric:
•	EPS performance shares will function on an EPS Compounded Annual Growth Rate performance scale.
Performance Range:
•
As set out in the table below, threshold and maximum opportunity to incentivize performance will be associated with varying levels of EPS achievement.  Targeted performance is achieved when SISCO’s EPS Compounded Annual Growth Rate is equal to 10%.  A threshold performance level has been established at 5% growth.  In the event SISCO performance is below this level, the associated payout is equal to zero.  Maximum payout is achieved when SISCO EPS performance is equal to or greater than 15% growth.

Specific terms and calculations related to the Long Term Incentive Plan
The following sets forth the definition of specific terms and calculations related to the LTI Plan.

Term/Calculation	Definition
Base Pay	This is the annual base salary.
Company	The Company is Stewart Information Services Corporation and its subsidiaries.
Circuit Breaker	Circuit Breaker is the minimum corporate performance that must be achieved in order to receive the specified compensation.
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	EBITDA metric is calculated by adding back interest expense, depreciation expense and amortization expense to pretax earnings. The source of data is the System of Record.
Earnings Per Share (EPS)
Earnings Per Share (EPS) is the Diluted EPS attributable to Stewart as reported annually in the Form 10-K.  It is calculated by dividing net earnings attributable to Stewart by the dilutive average shares outstanding.  The Annual Report Form 10-K is the system of record.

Maximum (Performance Level)	See Performance Level.
Maximum Target Payout
The Maximum Target Payout is the maximum annual cash bonus that can be earned and paid under the LTI Plan.  It is calculated by multiplying the Target Payout by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Performance Goals	Performance Goals provide the threshold, target and maximum measurements that must be achieved in order to receive the related level of compensation.

Performance Level	Performance Level represents the range of possible payout depending on performance driver for each metric. The payout range is defined as the Threshold, Target and Maximum.
Performance Share Award (PSA)	Performance Share Award is share-based compensation that vests based on defined measures, which include corporate performance and time based measures.
Restricted Stock Award (RSA)	Restricted Stock Award is share-based compensation that is restricted by time of service and corporate performance.
System of Record	Hyperion Financial Management (HFM) is the system of record for all financial data unless otherwise stated.
Target (Performance Level)	See Performance Level.
Threshold (Performance Level)	See Performance Level.
Total Shareholder Return (TSR)
Total Shareholder Return is calculated by taking the difference between the Company’s end of year price per share and the beginning of year price per share and adding the Company dividend per share.  Next, divide that sum by the Company’s beginning of year price per share.

Total Shareholder Return (TSR) Ranking
Total Shareholder Return Ranking is determined by calculating the Company’s percentile ranking for Total Shareholder Return relative to the Russell 2000 Financial Services Index.  The source of data is Bloomberg, which is provided by Vaughn Nelson, the Company’s investment portfolio manager.